Exhibit 19(a)(1)

Code of Ethics for Principal Executive and Principal Financial Officers

In accordance with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and the rules promulgated thereunder by the U.S. Securities and Exchange Commission (“SEC”), the Fund is required to file reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and must disclose whether it has adopted a code of ethics that is applicable to certain specified senior officers (the "Senior Financial Officers’ Code of Ethics") that addresses certain matters specified in the Act and related SEC Rules (a “SOX Code”).

Senior Financial Officers’ Code of Ethics

STATEMENT OF POLICY

In accordance with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), the Fund seeks to promote:

•	honest and ethical conduct by the senior financial officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this Code to appropriate person or persons; and

•	accountability for adherence to this Code

RESPONSIBILITY AND OVERSIGHT

The Code applies to the Fund’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Senior Financial Officers”).

The chief compliance officer of the Fund (the “CCO”) is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

The audit committee of the Board (the “Audit Committee”) is responsible for granting waivers1, provided that any approvals, interpretations or waivers sought by the Fund’s principal executive officers or trustees will be considered by the Board.

CONDUCT GUIDELINES AND PROCEDURES

Senior Financial Officers must:

1.	act with honesty and integrity and avoid violations of this Code, including the avoidance of actual or apparent conflicts of interest with the Fund in personal and professional relationships;

2.	disclose to the CCO (or their designee) any actual or apparent conflicts of interest the Senior Financial Officer may have with the Fund that reasonably could be expected to give rise to any violations of this Code;

3.	seek to ensure full, fair, accurate, timely and understandable disclosure in the Trust’s periodic reports and other public communications;

[1]	Instruction 2 to Item 5.05 of Form 8-K defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

4.	comply with the federal securities laws and other laws and rules applicable to the Fund, such as the Internal Revenue Code;

5.	promote ethical behavior and compliance with the standards set out by this Code and restrictions imposed by applicable laws, rules and regulations;

6.	notify the CCO promptly if they know or learn of any violation of this Code;

7.	affirm in writing that they have received, read, and understand this Code; and

8.	annually thereafter, affirm in writing that they have complied with the requirements of this Code.

VIOLATIONS OF THE CODE

The Fund will follow these procedures in investigating and enforcing this Code:

·	the CCO will take any action they consider appropriate to investigate any actual or potential violations reported to him or her;

·	if, after such investigation, the CCO believes that no violation has occurred, the CCO shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

·	any matter that the CCO concludes is a violation will be reported to the Audit Committee;

·	if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the full Board, which will consider appropriate action, which may include disciplinary action, up to and including removal as a Senior Financial Officer.

The Audit Committee and the CCO, in rendering decisions and interpretations and in conducting investigations of potential violations under this Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including a senior legal officer of the Fund or its investment adviser, counsel to the Fund, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Audit Committee for the retention of independent auditors to perform permissible non-audit services.

WAIVERS

A Senior Financial Officer may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Audit Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Audit Committee shall review such request and make a determination thereon in writing, which shall be binding, and shall inform the CCO of the granting of any waiver.

In determining whether to waive any provisions of this Code, the Audit Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

1.	Other Policies and Procedures

This Code shall be the sole “code of ethics” adopted by the Fund for purposes of Section 406 of SOX, and the rules and forms applicable to it thereunder. Insofar as other policies or procedures of the Fund, the Fund’s investment adviser, investment sub-adviser, principal underwriter, or other Fund Service Providers govern or purport to govern the behavior or activities of the Senior Financial Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics of the Fund and its investment adviser and other Fund Service Providers under Rule 17j-1 under the Investment Company Act is a separate requirement applying to the Senior Financial Officers and others and is not part of this Code.

2.	Amendments

Any material amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of Trustees who are not “interested persons” of the Fund, as defined under the Investment Company Act.

3.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law, regulation or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, the investment adviser and its counsel, the other Fund Service Provider of which such Senior Financial Officer is an employee or independent auditors or other consultants referred to above.

4.	Internal Use

This Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance or legal conclusion.